Code of Ethics

CODE OF ETHICS

Fiduciary Duty – Statement of Policy

The Firm is registered as an investment adviser with the Securities and Exchange Commission (the "SEC") under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Advisers Act and SEC rules impose requirements on the Firm to adopt a Code of Ethics. Rule 204A-1 under the Advisers Act requires every registered investment adviser to establish, maintain and enforce a Code of Ethics that at a minimum addresses personal trading by its "access persons." Section 204A of the Advisers Act requires all registered investment advisers to have policies and procedures to detect and prevent insider trading

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. This Code applies to all Access Persons, whose conduct must reflect the Firm's fiduciary obligations. It is the Firm policy that all partners, officers, and Employees of the Firm are Access Persons ("Access Persons"). The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Code. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.
Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for himself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.

2.
Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Firm could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code.

3.
Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades.      While the Firm encourages Employees and their families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety.

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4.
Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5.
Comply with the federal securities law and all other laws and regulations applicable to the Firm's business. Make it your business to know what is required  of the Firm as an investment adviser and otherwise, and you as an Employee of the Firm, and integrate compliance into the performance of all duties.

6.
Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

7.	Do Not Commit Unlawful Actions. It is unlawful and a violation of several Federal securities laws (Rule 204A-1 of the Investment Advisers Act, Rule 17j-1 under the Investment Company Act) to:
a.	make any untrue statement of a material fact to a client;
b.	omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;
c.	engage in any manipulative practice with respect to a client.

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

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Client Opportunities

Law and Policy

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a "device, scheme or artifice" to defraud Clients or engaging in a "transaction, practice or course of business" that operates as a "fraud or deceit" on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Accordingly, an Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee's own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee's account prior to selling a position from the account of a Client.

On the other hand, in the case of trades in listed securities in broad and deep markets, where the Employees' participation will not affect Client investment opportunities, Employees in certain situations may participate with Clients in aggregated or combined trades. Under certain limited circumstances, and only with the prior written approval of the Chief Compliance Officer, an Employee may participate in certain opportunities of limited availability that are deemed by the Chief Compliance Officer not to have an adverse affect on any Client.

An Employee may not cause or attempt to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Firm accounts or to Employee accounts.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision for a Client that the Employee is recommending or making, the Employee must disclose that interest to the Chief Compliance Officer. The disclosure must be made before the investment decision and should be documented by the Chief Compliance Officer.

Restriction on Investment. Based on the information given, the Chief Compliance Officer will make a decision on whether or not to restrict an Employee's participation in the investment decision. In making this determination, the Chief Compliance Officer will consider the following factors, among others: (i) whether any Client was legally and financially able to take advantage of this opportunity; (ii) whether any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.

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Record of Determination. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.

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Insider Trading

Law and Policy

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm's own investment and trading on the market for securities. The Firm forbids any Employee to trade, either personally or on behalf of others, including Clients, while in possession of material non- public information or to communicate material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as traders, officers, directors or employees of the Firm.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:
(a)	trading by an insider while in possession of material non-public information, including information pertaining to specific issuers, securities or the Firm's own positions or trades;

(b)
trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated;

(c)	communicating material non-public information to others; or

(d)	trading ahead of research reports or recommendations prepared by the Firm.

Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways:

First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that the Firm has material non-public information about an issuer, all investments in that issuer on behalf of Clients and by Firm personnel, in any securities of the issuer, will be prohibited.

Second, the Firm as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term "material non-public information" may include information  about  an  investment  adviser's  securities  recommendations  and  Client securities holding and transactions. It is the policy of the Firm that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Clients. For an exception, see section headed "Exception: Permitted and Protected Reports to Government Officials" on page 2-16. Despite this blanket prohibition, some trades in securities in which the Firm has also invested for Clients may be permitted because the fact that the Firm has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization). The personal trading procedures set forth below establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

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Who is an Insider? The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of the Firm, for example, could become a temporary insider to a company because of the Firm's and/or Employee's relationship to the company (e.g., by having contact with company executives while researching the company). According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a nationally recognized statistical rating organization, and extraordinary management developments.

Material information does not have to relate to the Firm's business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal reporter was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

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What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a "tippee" by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

Procedures

Identification and Prevention of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer, who shall document the matter.
•	Refrain from purchasing or selling the securities on behalf of himself or others.
•	Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer.

If the Chief Compliance Officer determines that an Employee is in possession of material non- public information, he will notify all Employees that the security is restricted. All decisions about whether to restrict a security, or remove a security from restriction, shall be made by the Chief Compliance Officer. Restrictions on such securities also extend to options, rights and warrants relating to such securities. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer. A security shall be removed from restriction if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Material Non-public Information. Care should be taken so that such information is secure. For example, files containing material non-public information should be sealed, access to computer files containing material non-public information should be restricted, and relevant conversations should take place behind closed doors.

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Detecting Insider Trading. To detect insider trading, the Chief Compliance Officer will periodically review the trading activity reports of Client accounts, Employee accounts (both at the Firm and at other financial institutions) and other Firm accounts. It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues. The Chief Compliance Officer will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

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Personal Securities Transactions

Law and Policy

Employee investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm's investment decisions for Clients or Client transactions or holdings.

SEC Rule 204A-1 under the Advisers Act requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser's "access persons" to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports.

Under the SEC definition, the term "access person" includes any Firm Employee who has access to non-public information regarding Clients' purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public. It is the Firm policy that all partners, officers, and Employees of the Firm are access persons ("Access Persons") for purposes of these requirements. The Firm maintains a complete and current list of all Access Persons.

Transaction Reporting Requirements. It is the policy of the Firm that all Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to all securities (including options, rights, and warrants relating to such securities) which they have or acquire any "Beneficial Interest," except the following, which are deemed to present little opportunity for improper trading:

•	direct obligations of the Government of the United States;

•	money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	money market fund shares;

•	shares of other types of mutual funds (although if the Firm acts as the investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable).

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Beneficial Interest includes direct or indirect control or power to make investment decisions and is presumed to cover accounts of immediate family members who share your household. (All such accounts are referred to as "Access Person Accounts.") Beneficial Interest, and therefore "Access Person Accounts," may also include accounts of others who share the same household as you, anyone to whose support you materially contribute and other accounts over which you exercise a controlling influence, but do not include accounts in which you have a Beneficial Interest if you provide the Chief Compliance Officer with written documentation showing that someone else has been granted investment discretion over the account. Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

An Access Person's account that is managed by the Firm is exempt from the provisions below.

Pre-clearance - Initial Public Offerings, Limited Offerings and Private Placements. Access Persons are prohibited from participating in initial public offerings and limited offerings. Participation in private placements require approval of the Chief Compliance Officer, and the CCO must cite the reasons for such approval. Employees must furnish any prospectus, private placement memoranda, subscription documents and other materials about the private placement investment as the Chief Compliance Officer may request.

Pre-clearance - Other Transactions. All transactions by Access Persons are subject to pre- clearance by a Managing Partner according to the procedures set forth below, except for 1) transactions in securities that are exempt from transaction reporting requirements and 2) accounts managed by the Firm, as described above. Access Persons may only execute approved transactions on the same day that the transaction was approved.

Short-Term Trading. Short-term trading in securities of issuers in which an Employee is an officer, director or the owner of 10% or more of a class of equity securities is prohibited by law. Although other short-term trading activity is not strictly prohibited, as a matter of policy, the Firm strongly discourages short-term trading by Employees.  To that end
-	Access Persons are prohibited from purchasing or selling a security within seven (7) trading days before and after a transaction in that security by a client.
-	Investment Personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days

Blackout Periods. For any security in which trading is not otherwise prohibited by this Code of Ethics, Employees may trade in such security except during a period beginning seven (7) trading days before and ending seven (7) trading days after trades in the security are effected for Client accounts.

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Prohibited Transactions. No Access Person may trade in any amount in any security subject to a restriction on trading issued by the Chief Compliance Officer under the Firm's insider trading policies and procedures set forth in this Code of Ethics. In addition, no Access Person may trade in any amount in any security subject to a general trading restriction issued by the Chief Compliance Officer and the Managing Partners. The combination of the above restricted securities is called the Firm's Blacklist, and Access Persons are prohibited from trading any securities on the Blacklist. Employees may request an exception in writing, and subject to the facts and circumstances of the request, the Chief Compliance Officer and the Managing Partners may grant the exception, subject to client interests, timing, liquidity, and other considerations.

Duplicate Statements. Each Employee is responsible for making certain that the Chief Compliance Officer or designee receives at least quarterly copies of account statements for the Employee's Access Person Accounts, no later than thirty days after the end of each quarter. The Chief Compliance Officer may require Employees to provide copies of monthly account statements and/or confirmations. All account statements will be reviewed at least quarterly by the Chief Compliance Officer in order to monitor compliance with the Code of Ethics and all securities rules and regulations.

Procedures

Duplicate Confirmation Statements. For any account opened or maintained at a broker-dealer, bank or similar financial institution, the Employee shall be responsible for arranging that the financial institution send duplicate account statements (and confirmations if requested) directly to the Chief Compliance Officer at the following address:

Redwood Investments, LLC
One Gateway Center, Suite 802
Newton, MA 02458
Attention:  Chief Compliance Officer

Initial and Annual Holdings Reports. Each Access Person of the Firm must disclose all securities in any Access Person Account on the Personal Securities Holdings Report (see Appendix
3)
or any substitute acceptable to the Chief Compliance Officer, no later than 10 days after becoming an Access Person, and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.

Quarterly Trade Reporting Requirements. Each Access Person shall submit to the Chief Compliance Officer within 30 days after the end of the quarter in which such transaction occurs a report of every transaction in securities, as described above, in an Access Person Account. The report shall include the name of the financial instrument, date of the transaction, quantity, price and bank, broker-dealer or financial institution through which the transaction was effected. The requirement will generally be satisfied by the sending of duplicate confirmations to the Chief

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Compliance Officer of trades and monthly account statements for all Access Person Accounts. If there are securities that do not appear on the confirmations or account statements (e.g., a private placement approved by the Chief Compliance Officer), Employees must independently report such securities on the Quarterly Securities Transaction Report form provided as Appendix 4.

Pre-clearance. Each Employee who wishes to effect a transaction in securities covered by the Code of Ethics, including any initial public offering or private placement, must first obtain written pre-clearance of the transaction from one of the Managing Partners. A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received.  Pre-clearance will be effective for that day only, unless otherwise specified.

Exception to Pre-clearance. Personal transactions in electronically traded funds ("ETFs") must be submitted to the Chief Compliance Officer consistent with these policies and procedures. Personal transactions in ETFs are subject to the Firm's Short-Term trading, Blackout, and Prohibited Transaction restrictions. However, Access Persons will otherwise not be required to pre-clear personal transactions in ETFs.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including transaction and holdings reports (initial, monthly and annual reports), will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer shall review quarterly all transactions submitted by Access Persons. Such review shall:

☐	address whether Employees followed internal procedures, such as pre-clearance;
☐	compare Employee transactions to any restrictions in effect at the time of the trade;
●
assess whether the Employee is trading for his or her own account in the same financial instrument he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Employee's trades; and

●	periodically analyze the Employee's trading for patterns that may indicate abuse.

The Chief Compliance Officer will document such review by initialing Employee statements or otherwise indicating the transactions that have been reviewed and will maintain copies of the Employee reports and account statements received.

Confidentiality. The Chief Compliance Officer is responsible for maintaining records in a manner to safeguard their confidentiality. Each Employee's records will be accessible only to the Chief Compliance Officer (or his designee) and the Managing Partners. Records will be maintained for five years.

Violations. Penalties for violation of this Code section will be determined on a case by case basis at the discretion of the Managing Partners and the Chief Compliance Officer. While each violation is reviewed individually, specific facts and circumstances are evaluated such as the nature of the violation (whether it was a failure to follow procedure such as pre-clearance, or whether there was an actual non-compliant transaction that occurred), whether there appeared to be intent to violate or circumvent the Code, and whether the same employee has had previous violations. Any violation of the Code and its disposition will be documented by the Firm.

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The penalties for a violation may include:

•	Issuance of a disciplinary memorandum or letter of reprimand;
•	Requiring disgorgement of profits generated from non-compliant trades;
•	Requiring the Access Person to reverse the non-complaint trades;
•	Suspension without pay or termination of employment;
•	Reporting to the appropriate regulatory authorities if applicable.

Recordkeeping Requirements

The Firm must maintain records related to this Code consistent with the Investment Advisers Act of 1940. As an investment adviser to a registered investment company, the Firm must also maintain records related to this Code consistent with Section 17j-1 of the Investment Company Act of 1940, specifically:

(1)
Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this section, and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(A)	A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;
(B)
A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C)
A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D)
A record of all persons, currently or within the past five years, who are or were required to make reports of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

(E)	A copy of each report required by this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

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(2)
A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities of IPOS and Limited Offerings, for at least five years after the end of the fiscal year in which the approval is granted.

(3)	Regulators will be provided promptly with any relevant records they require.

The Firm is required to and does maintain records of reports by Access Persons of holdings and personal securities transactions, including pre-clearance of personal securities transactions, as required by this Code. Holdings and personal transactions are received and maintained by the Firm either in the Form of duplicate statement or electronic feed to its electronic compliance system. In addition, and as already described by the Code, any violation of the Code or exception to the reports required (as granted by the Chief Compliance Officer) are documented and maintained in the Firm's books and records. The Firm also maintains a complete and current list of Access Persons who are or were subject to this Code. Previous versions of the Code are also maintained.

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Gifts, Entertainment and Contributions

Law and Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients. Gifts or entertainment should not be accepted if intended to influence an employee. Accordingly, it is the policy of the Firm to permit such conduct only in accordance with the limitations stated herein.

Accepting Gifts and Entertainment. On occasion, because of an Employee's position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons not affiliated with the Firm. Employees are prohibited from receiving cash gifts. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer. Gifts of a nominal value (e.g., pens, mugs, promotional clothing, and not exceeding $150), customary business lunches, dinners, and entertainment at which both the Employee and the giver are present (e.g., sporting or cultural events), are permissible.

It is common practice within the investment community for brokers to arrange meetings with the management of public companies and or investment analysts, and that these meetings may occur during a meal (i.e. lunch or dinner), often provided and paid for by the broker. The Firm's policy does not limit the number of such meals that an employee may receive from a broker.

However, any other such meal where no company management or analyst is present (i.e a "social meal") is limited to one per broker per quarter. In addition, it is often common practice within the investment community for brokers to provide tickets to entertainment venues (concerts, sporting events, etc.). The Firm's policy limits two events per broker per employee per year. Meals and tickets to entertainment events must not be extravagant in value. Employees are expected to be prudent about the use and acceptance of entertainment. After attending any of the above mentioned meals or accepting the above mentioned entertainment tickets, employees must report the gift/entertainment item to the CCO, and provide the following information regarding the meal/entertainment: date of event, attendees, venue for the entertainment/meal, and providing broker.

Section 17(e)(1) Considerations. Section 17(e)(1) of the Investment Company Act of 1940 prohibits a registered investment company and its affiliated persons, including the personnel of the mutual fund's investment adviser, from accepting any compensation, including gifts, entertainment, or favors, for the purchase or sale of property to or for the mutual fund unless the compensation is: (1) regular salary from the fund; or (2) compensation for serving as an underwriter or broker to the fund.

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Compensation that falls outside of the two limited exceptions will be subject to scrutiny and may be found to violate 17(e)(1) regardless of: (1) the amount of compensation; (2) whether there was intent to influence; or (3) whether the mutual fund suffered economic harm. Unlike Rule 206(4)- 5 of the Investment Advisers Act, an exception is not available for gifts of a de minimus amount.

The Firm prohibits its advisory fund personnel1 from accepting any gifts, entertainment, or other compensation from brokers trading for any of the Firm's mutual fund clients. This prohibition will extend to gifts from any other individuals or entities involved in the purchase or sale of property for the mutual fund. In the event a broker sends a gift or other economic benefit to advisory fund personnel, the employee must notify the Chief Compliance Officer and prepare to return the gift to the broker. If a broker offers to pay for entertainment, including a meal, the employee must decline the invitation.

Giving Gifts and Providing Entertainment. Employees may not give any gift(s) in connection with their capacity with the Firm with an aggregate value in excess of $150 per year to any person associated with a securities or financial organization, including exchanges, brokerage firms, or other investment management firms, to members of the news media, or to Clients or prospective Clients of the Firm. Employees may provide reasonable entertainment to persons associated with securities or financial organizations or Clients or prospective Clients provided that both the Employee and the recipient are present and there is a business purpose for the entertainment. It is anticipated that Employees will not entertain the same person more than four times per year or spend more than $150 per person on business meals on such occasions.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Caveat. The Firm's policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, Employees should consult the Chief Compliance Officer.

Client Complaints. Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.

1 Section 17(e)(1) of the Investment Company Act of 1940 refers to any "agent" of a fund affiliate, but the Division of Investment Management's February 2015 Guidance Update refers throughout to "fund advisory personnel". For some advisers, fund advisory personnel could include all employees of the Firm. For others, fund advisory personnel may only include a subset of employees who adviser or support advisory services to the Fund. Fund advisory personnel should include all employees who advise or support advisory services to a fund.

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ERISA Considerations. ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions. Client employees should never offer gifts, entertainment, or other favors for the purpose of influencing ERISA Client or prospective Client decision-making. Similarly, Firm Employees should not accept gifts, entertainment, or other favors offered by others who wish to do business with the Firm or its Clients.

Foreign Corrupt Practices Act of 1977 (FCPA). The FCPA, as amended, was enacted for the purpose of making it unlawful for certain classes of persons and entities to make payments to foreign government officials to assist in obtaining or retaining business. The anti-bribery provisions of the FCPA prohibit the willful use of the mails or any means of instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay, or authorization of the payment of money or anything of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person. The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient's country, as well as bona fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Employees are prohibited from the direct or indirect giving of, or a promise to give, "things of value" in order to corruptly obtain a business benefit from an officer, employee, or other "instrumentality" of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an "instrumentality" of that government. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be considered "instrumentalities" of a foreign government.

Civil and criminal penalties for violating the FCPA can be severe. Employees must comply with the spirit and the letter of the FCPA at all times. Employees must obtain written pre-clearance from the Chief Compliance Officer prior to gifting anything of value that might be subject to the FCPA. An Employee may not provide a business gift or business entertainment to any foreign government official, or any employee, candidate, or elected official of a state or federal foreign government of "government instrumentality," including representatives of a sovereign wealth fund.

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Code of Ethics
Procedures

Prohibited Gifts. The giving or receiving of any gifts or entertainment to or from any one person must be reported to the Chief Compliance Officer. If an Employee receives or is offered, or wishes to provide, any such gift or entertainment in connection to the Firm, the Employee must seek the guidance of the Chief Compliance Officer to determine whether the Employee will be permitted to accept or keep, or to provide, the gift or entertainment. Gifts given or received by the Firm will be documented by the Chief Compliance Officer or his designee.

Expense Reports. The Chief Compliance Officer shall regularly review all reports or other documentation regarding Employee expense reimbursement to monitor compliance with this policy.

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Code of Ethics

Outside Business Activities

Law and Policy

Our fiduciary duties to Clients dictates that the Firm and its Employees devote their professional attention to Client interests above their own and those of other organizations. Accordingly, Employees may not engage in any of the following outside business activities without the prior written consent of the Chief Compliance Officer:

☐	Be engaged in any other business beyond being a passive investor;

☐	Be employed or compensated by any other person for business-related activities;

☐	Serve as an employee of another organization;

☐
Serve as general partner, managing member or in similar capacity with limited or general partnerships, limited liability companies (LLCs) or private funds (other than private funds managed by the Firm or its affiliates);

☐
Engage in personal investment transactions to an extent that diverts an Employee's attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Clients;

☐
Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially; or

☐	Serve on the board of directors (or in any similar capacity) of another company.

☐	Receiving compensation for public speaking or writing services.

Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee/director sits.

Procedures

Before undertaking any of the activities listed above, the Employee must obtain written approval from the Chief Compliance Officer. An employee seeking approval of an outside business activity should provide the following information to the Firm's Chief Compliance Officer: (1) name of the outside business organization; (2) description of the business organization; (3) compensation to be received, if any; (4) activities to be performed; and (5) amount of time to be spent on the activity.

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Code of Ethics

Employees of the Firm will update their list of outside business activities annually and will submit their respective list to the Chief Compliance Officer within 30 days of year end.

If a Firm Employee has been granted permission to engage in outside activities within the investment management industry, the Employee must treat as proprietary and confidential any information learned as a result of their employment with the Firm.

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Code of Ethics

Confidentiality

Law and Policy

Confidential Information

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. "Confidential Information" is any and all non-public, confidential or proprietary information in any form concerning the Firm or its Clients or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality. Confidential Information may be in written, graphic, recorded, photographic or any machine- readable form or may be orally conveyed to the Employee. Subject to the Exception below, no Employee will directly or indirectly use, disclose, copy, furnish or make accessible to anyone any Confidential Information and each Employee will carefully safeguard Confidential Information.

Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally and conveniently available to the public or industry other than as a result of a disclosure by the Employee, or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

Subject to Subject to the Exception below, each Employee agrees to inform the Firm promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

Company Property. All originals and copies of Confidential Information are the sole property  of the Firm. Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee will promptly deliver all copies of such materials to the Firm. During employment with the Firm and at all times thereafter, no Employee will remove or cause to be removed from the premises of the Firm any of the foregoing property, except in furtherance of his or her duties as an Employee of the Firm.

Exception:  Permitted and Protected Reports to Government Officials
There exist a number of statutes and regulations that prevent us from preventing or discouraging an employee or other individual from reporting a possible violation of law to an appropriate government official. One such regulation is SEC Rule 21F-17, which in general prohibits an employer from impeding an individual from communicating directly with the SEC staff about a possible violation of the securities laws. Confidentiality provisions in this Compliance Manual, the Employee Manual and in employment or nondisclosure agreements are not intended to and do not prevent you from reporting to the appropriate government official when that report is provided for or protected by law. In particular, confidentiality provisions in this Compliance Manual, the Employee Manual and in employment or nondisclosure agreements are not intended to and do not prevent you from communicating with the SEC staff about a possible violation of the securities laws in a communication protected by Rule 21F-17. You are not required to tell us if you do communicate with a government official about a possible violation as provided for or protected by law. We will not retaliate against you if we learn that you have communicated with a government official about a possible violation as provided for or protected by law.

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Code of Ethics
Procedures

Certain Employees may have written employment agreements with the Firm which contain confidentiality provisions, which shall govern the Employee's use of confidential information (as defined in such agreements). The Chief Compliance Officer will maintain copies of such employment agreements.

Employees should report evidence of a (i) material violation of any federal or state securities laws, (ii) material breach of fiduciary duty arising under any federal or state laws; or (iii) similar material violation of any federal or state law by the Firm or any of its officers, directors, employees or agents to the Chief Compliance Officer. Employees should report violations as soon as practicable and in no event less than one week after becoming aware the violation or potential violation. The Chief Compliance Officer will determine whether an investigation is necessary and whether the Firm should consult with outside legal counsel. If it is determined that an investigation is necessary, the Chief Compliance Officer will initiate an internal investigation. The investigation may be conducted by the Chief Compliance Officer or outside counsel.

After the investigation, the Chief Compliance Officer will inform the Firm's Managing Partners of the results of the investigation and discuss appropriate remedial measures. The whistleblower will be informed of the findings of the investigation. The Chief Compliance Officer will monitor the whistleblower to ensure that he or she is not retaliated against. The results of the investigation and any remedial efforts will be documented by the Chief Compliance Officer.

In the event the Chief Compliance Officer is involved in the allegations contained in the report, Access Persons may report the violation to the Managing Member who will be responsible for fulfilling the duties described in these procedures.

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